EXHIBIT 10.1

ALESTRA, S. DE R. L. DE C. V. AND SUBSIDIARY

INDEPENDENT ACCOUNTANTS’ REPORT

To the Stockholders of

Alestra, S. de R. L. de C. V.:

We have audited the accompanying consolidated balance sheets of Alestra, S. de R. L. de C. V. and Subsidiary (the “Company”), as of December 31, 2001 and 2002, and the related consolidated statements of income, changes in stockholders’ equity and changes in financial position for the years ended December 31, 2000, 2001 and 2002. These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Mexico and are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Mexico and United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Alestra, S. de R. L. de C. V. and Subsidiary, as of December 31, 2001 and 2002, and the consolidated results of their operations, changes in stockholders’ equity and changes in their financial position for the years ended December 31, 2000, 2001 and 2002, in conformity with accounting principles generally accepted in Mexico.

The accompanying financial statements have been prepared assuming that Alestra, S. de R. L. de C. V. will continue as a going concern. As more fully discussed in Note 2, the Company has not generated sufficient cash flows from its operations to make the November 15, 2002 interest payment on its existing senior notes and will not have the liquidity to make this payment or repay the outstanding principal amount of the existing notes when they come due at maturity unless it is successful in its new business strategy, its restructuring and a number of short-term measures intended to result in cost savings. The liquidity condition of the Company raises substantial doubts about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Generally accepted accounting principles in Mexico vary in certain significant respects from accounting principles generally accepted in the United States. The application of accounting principles generally accepted in the United States would have affected the determination of consolidated net loss for the years ended December 31, 2000, 2001 and 2002 and the determination of consolidated stockholders’ equity as of December 31, 2001 and 2002 to the extent summarized in Note 20 to the consolidated financial statements.

PricewaterhouseCoopers

Miguel Angel Puente Buentello

Public Accountant

Monterrey, Nuevo León, Mexico

February 24, 2003

ALESTRA, S. DE R. L. DE C. V. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2001 AND 2002

(Expressed in thousands of Mexican Pesos in purchasing power as of December 31, 2002)

	2001	2002
Assets
CURRENT ASSETS:
Cash and cash equivalents	Ps 254,635	Ps 155,254
Trade receivables, net (Note 4)	416,650	495,877
Receivables from domestic operator, net	95,622	—
Due from affiliates and other related parties (Note 5)	58,943	181,391
Recoverable taxes	660	647
Other receivables	68,004	39,304
Prepaid expenses and other assets (Note 6)	53,305	20,319
Restricted investments (Note 7)	331,769	—

Total current assets	1,279,588	892,792
REAL ESTATE AND EQUIPMENT, NET (Note 8)	5,375,106	5,428,852
DEFERRED CHARGES AND OTHER ASSETS, NET (Note 9)	1,682,945	1,321,834

Total assets	8,337,639	7,643,478

Liabilities and stockholders’ equity
CURRENT LIABILITIES:
Senior notes (Notes 2 and 11)	—	5,878,125
Accounts payable to Telmex	390,638	420,852
Other accounts payable	155,514	115,200
Bank loans and notes payable (Note 10)	285,958	93,256
Due to affiliates and other related parties (Note 5)	66,232	90,118
Accrued interest, expenses and other payables (Note 11)	684,551	833,084

Total current liabilities	1,582,893	7,430,635

LONG-TERM LIABILITIES:
Bank loans and notes payable (Note 10)	151,435	106,583
Senior notes (Note 11)	5,508,144	—
Other long-term liabilities	33,635	42,485

Total liabilities	7,276,107	7,579,703

STOCKHOLDERS’ EQUITY (Note 12):
Majority interest:
Nominal capital stock	5,371,386	5,371,386
Restatement of capital stock	3,674,671	3,674,671

Contributed capital	9,046,057	9,046,057
Accumulated deficit	(7,984,527)	(8,982,284)

Total majority interest	1,061,530	63,773
Minority interest	2	2

Total stockholders’ equity	1,061,532	63,775
CONTINGENCIES AND COMMITMENTS (Note 13)	—	—

Total liabilities and stockholders’ equity	Ps8,337,639	Ps7,643,478

The accompanying notes are an integral part of these consolidated financial statements.

ALESTRA, S. DE R. L. DE C. V. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002

(Expressed in thousands of Mexican Pesos in purchasing power as of December 31, 2002)

	2000	2001	2002
REVENUES (Note 14)
Long distance services:
Domestic	Ps2,132,085	Ps2,054,505	Ps 1,444,553
International	2,534,892	1,491,781	2,076,806
Other revenues:
Data and internet	368,600	588,734	785,637
Local service	—	32,290	132,138

	5,035,577	4,167,310	4,439,134
OPERATING EXPENSES:
Cost of services (Note 14)	(2,759,246)	(1,795,650)	(2,037,332)
Administration, selling and other operating expenses	(1,717,645)	(1,766,031)	(1,624,426)
Depreciation and amortization	(859,121)	(1,006,664)	(932,332)

Operating loss	(300,435)	(401,035)	(154,956)

COMPREHENSIVE FINANCIAL RESULT:
Interest expense	(808,590)	(800,632)	(824,617)
Interest income	167,832	60,386	16,431
Exchange (loss) gain, net	(32,720)	262,304	(767,137)
Gain from monetary position	452,640	237,359	343,090

	(220,838)	(240,583)	(1,232,233)

OTHER EXPENSES, NET	(39,278)	(21,098)	(17,060)

Loss before provision for asset tax	(560,551)	(662,716)	(1,404,249)
Asset tax (Note 16)	(4,994)	(4,476)	(4,470)

Net loss	Ps(565,545)	Ps(667,192)	Ps(1,408,719)

The accompanying notes are an integral part of these consolidated financial statements.

ALESTRA, S. DE R. L. DE C. V. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002

(Expressed in thousands of Mexican Pesos in purchasing power as of December 31, 2002)

	Capital stock		Restatement of capital stock	Deficit from restatement	Accumulated losses	Majority interest	Minority interest	Total stockholders’ equity
	Fixed	Variable
Balance at December 31, 1999	Ps300	Ps5,371,086	Ps3,674,671	(Ps1,012,580)	(Ps5,197,915)	Ps2,835,562	Ps2	Ps2,835,564

Changes in 2000:
Net Loss	—	—	—	—	(565,545)	(565,545)	—	(565,545)
Deficit from restatement	—	—	—	(193,922)	—	(193,922)	—	(193,922)

Comprehensive loss	—	—	—	(193,922)	(565,545)	(759,467)	—	(759,467)

Balance at December 31, 2000	300	5,371,086	3,674,671	(1,206,502)	(5,763,460)	2,076,095	2	2,076,097

Changes in 2001:
Net loss	—	—	—	—	(667,192)	(667,192)	—	(667,192)
Deficit from restatement	—	—	—	(347,373)	—	(347,373)	—	(347,373)

Comprehensive loss	—	—	—	(347,373)	(667,192)	(1,014,565)	—	(1,014,565)

Balance at December 31, 2001	300	5,371,086	3,674,671	(1,553,875)	(6,430,652)	1,061,530)	2	1,061,532

Changes in 2002:
Net loss	—	—	—	—	(1,408,719)	(1,408,719)	—	(1,408,719)
Gain from restatement	—	—	—	410,962	—	410,962	—	410,962

Comprehensive loss	—	—	—	410,962	(1,408,719)	(997,757)	—	(997,757)

Balance at December 31, 2002	Ps300	Ps5,371,086	Ps3,674,671	(Ps1,142,913)	(Ps7,839,371)	Ps 63,773	Ps2	Ps 63,775

The accompanying notes are an integral part of these consolidated financial statements.

ALESTRA, S. DE R. L. DE C. V. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002

(Expressed in thousands of Mexican Pesos in purchasing power as of December 31, 2002)

	2000	2001	2002
Operating activities:
Net loss	Ps(565,545)	Ps(667,192)	Ps(1,408,719)
Adjustments to reconcile net loss to resources (used in) provided by operating activities:
Depreciation and amortization	859,121	1,006,664	932,332

	293,576	339,472	(476,387)
Changes in working capital:
Trade receivables, net	(6,995)	21,450	(79,227)
Receivable from domestic operators, net	(40,168)	247,347	95,622
Due from affiliates and other related parties	192,184	8,335	(122,448)
Recoverable taxes and other receivables	4,233	602	28,713
Other accounts receivable, prepaid expenses and other assets	(29,175)	11,971	32,986
Restricted investments	21,286	363,435	331,769
Accounts payable	(1,512,464)	(221,633)	(10,100)
Due to affiliates and other related parties	177,732	(120,289)	23,886
Accrued expenses and other payables	263,404	65,818	157,380

Resources (used in) provided by operating activities	(636,387)	716,508	(17,806)

INVESTING ACTIVITIES:
Purchase of real estate and equipment	(556,410)	(788,695)	(231,127)
Deferred charges and other assets	(115,944)	(125,897)	17,125
Restricted investments	778,753	362,026	—

Resources provided by (used in) investing activities	106,399	(552,566)	(214,002)

FINANCING ACTIVITIES:
Bank loans and notes payable, net	16,976	420,421	(237,554)
Issuance of senior notes	(487,307)	(530,063)	369,981

Resources (used in) provided by financing activities	(470,331)	(109,642)	132,427

(Decrease) increase in cash and cash equivalents	(1,000,319)	54,300	(99,381)
Cash and cash equivalents, beginning of period	1,200,654	200,335	254,635

Cash and cash equivalents, end of period	Ps 200,335	Ps 254,635	Ps 155,254

The accompanying notes are an integral part of these consolidated financial statements.

ALESTRA, S. DE R.L. DE C.V. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2001 AND 2002

(Expressed in thousands of Mexican Pesos in purchasing power as of December 31, 2002)

1.    INCORPORATION AND ACTIVITY OF THE COMPANY

Alestra, S. de R. L. de C. V. (“Alestra”), a Mexican company with limited liability and variable capital, was incorporated on October 13, 1995, as a joint venture between Onexa, S. A. de C. V. “Onexa” (51%) and AT&T Telecom Mexico, Inc. (49%). Onexa is owned by Alfa, S. A. de C. V. (“Alfa”) (50.2%) and BBVA Bancomer, S. A., Institución de Banca Multiple, Grupo Financiero BBVA Bancomer (“BBVA Bancomer”) (49.8%).

Alestra and its subsidiary Servicios Alestra, S. A. de C. V. (“Servicios Alestra”) are collectively referred to as the “Company.”

The Company’s business consists of the installation and operation of a public telecommunication network in Mexico, offering local, domestic and international long distance call services, internet as well as transmission of data and video. The Company’s business requires a concession (license granted by the Mexican federal government) to operate. On December 6, 1995, the Secretaría de Comunicaciones y Transportes (Ministry of Communications and Transportation, or “Ministry of Communications “) granted Alestra a renewable thirty-year concession to operate its business. The concession places certain performance conditions on the Company with respect to the roll out and expansion of its network, quality of its services, rates and billing systems, compliance with the term established for the operation of the network as well as delivery of audited financial statements on an annual basis. In accordance with the terms of its concession and the guidelines and calendar established by the Ministry of Communications, on January 1, 1997, the Company began the gradual roll out and expansion of its domestic and international long distance services to 60 cities. The Company began earning revenues in 1997. Under the Ministry of Communications guidelines, the Company has gradually expanded its services to additional cities, totaling 178 cities at December 31, 2002.

On May 30, 2000, the Ministry of Communications amended Alestra’s long distance concession in order to permit the Company to provide local telephone services to residential and commercial users in the cities of Mexico, Monterrey and Guadalajara. The Company started offering this service in 2001. The local telephony concession has been recently modified to allow Alestra to offer a full range of local services throughout Mexico on a regional basis.

2.    LIQUIDITY AND CAPITAL RESOURCES

Alestra’s cash flows from operations were not sufficient to meet the interest payment on its senior notes due in November 2002. Alestra also has other debts, which are mentioned in Note 10.

Alestra incurred substantial debt obligations in the construction of its telecommunications network. The existing senior notes (see note 11), which account for approximately 77% of the total liabilities, require annual debt service payments of approximately Ps. 736,581 (US$ 74.3 million), including additional amounts required to be paid in connection with withholding taxes. Upon its consummation in 1999, the Company deposited US$194.0 million of the proceeds of the offering in an escrow account to service the first six interest payments on the existing senior notes. Alestra has not made any interest payments on the existing senior notes from its operations. After making the first six interest payments, there is no more cash available in the escrow accounts and the Company’s operations were not able to produce enough cash flows to cover the payment of the interest that became due on November 15, 2002.

Due to the fact that the Company did not make the November 15 interest payment on the existing notes and, as the payment grace period has expired, the trustee or the holders of at least 25% of the principal amount of each series of the existing notes have the right to accelerate those notes, thereby requiring the immediate repayment of their entire principal amount. If the existing notes are accelerated, Alestra will not be able to pay the overdue interest of Ps. 368,786 (US$37.2 million) or the accelerated principal amount of Ps. 5,878,125 (US$570.0 million), and some of its creditors would have the option to take legal actions against it, including instituting a Concurso Mercantil in Mexico, through which the creditors may require the dissolution of the Company. Additionally, Alestra may choose to institute a voluntary reorganization proceeding under Mexican law. In these circumstances, accounting principles generally accepted in Mexico require that these liabilities are classified as current liabilities. The Company classified the senior notes as current liabilities as of December 31, 2002.

ALESTRA, S. DE R.L. DE C.V. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AT DECEMBER 31, 2001 AND 2002—(Continued)

(Expressed in thousands of Mexican Pesos in purchasing power as of December 31, 2002)

To address Alestra’s liquidity crisis and to maintain the Company’s viability, management of the Company has refocused its business strategy and implemented a number of short-term measures that resulted in cost savings. Key elements of the strategy, include, among others, restructuring the existing senior notes, reducing the cost structure, focusing capital expenditures on businesses that may offer more attractive margins and capturing future growth in the data and internet sector.

The principal objective of restructuring the existing senior debts notes is to reduce Alestra’s interest payments and extend the maturity dates of the existing senior notes.

The Company’s current restructuring plans for its senior notes consists of the exchange offers, the cash tender offers and the early consent payments, depending on the option elected by the noteholders. If the offers are consummated, the restructuring, including the tender offers, the early consent payments and expenses, will be financed by a capital contribution from Alestra’s shareholders in the amount of US$80 million which will be provided 51% by Onexa and 49% by AT&T. The offers are conditioned among other things on the receipt of tenders of at least 95% of the outstanding senior notes, that either the listing of the new notes on a nationally recognized U.S. securities exchange or the receipt of authorization of the exchange offers by the relevant securities regulators of each of the 50 U.S. states and certain U.S. territories and that holders of at least $150 million aggregate principal amount of the outstanding senior notes tender in the cash tender offers.

The financial statements do not include any adjustments that might result from the outcome of this situation.

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Mexico (“Mexican GAAP”) as promulgated by the Mexican Institute of Public Accountants. (“MIPA”). A reconciliation from Mexican GAAP to generally accepted accounting principles in the United States of America (“U.S. GAAP”) is included in Note 20.

The principal accounting policies followed by the Company are as follows:

a.    Basis of presentation

The consolidated financial statements are expressed in Mexican Pesos, denoted by the symbol “Ps.”

The consolidated financial statements include those of Alestra and its subsidiary, Servicios Alestra, in which it holds 99.99% of the capital stock. All significant intercompany balances and transactions have been eliminated.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

ALESTRA, S. DE R.L. DE C.V. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2000 AND 2001

(Expressed in thousands of Mexican Pesos in purchasing power as of December 31, 2001)

Significant estimates and assumptions include certain international long distance services revenues and expenses (see Note 3i) and the allowance for doubtful accounts (see Note 4). Actual results could differ, from those estimates.

b.    Recognition of the effects of inflation

The consolidated financial statements have been prepared in accordance with Bulletin B-10, “Recognition of the Effects of Inflation on Financial Information” (“Bulletin B-10”), and determined as follows:

—	The statements of income and changes in stockholders’ equity were restated applying National Consumer Price Index (“NCPI”) factors from the periods in which the transactions occurred.

—	The statements of changes in financial position present, in constant Mexican Pesos, the resources provided by or used in operating, financing and investing activities.

—	The financial statements of the Company for prior periods have been restated for comparability purposes to the information of the most current period presented, therefore the Company has restated all financial statements to December 31, 2002, purchasing power by applying the rates of inflation as follows:

	Inflation rate for the period	Cumulative Inflation rate as of period ended on December 31, 2002
2000	8.95%	19.05%
2001	4.40%	10.10%
2002	5.70%	5.70%

The methodology for the restatement of the financial statements is as follows:

Restatement of non-monetary assets:

As set forth in note 3-e, real estate and equipment, net is restated using NCPI factors. Equipment of a non-Mexican origin is restated using an index which reflects the inflation in the respective country of origin and the exchange rate of the Mexican Peso against the currency of such country at the balance-sheet date.

Restatement of stockholders’ equity:

The restatement of capital stock, contributed capital and accumulated losses is determined by applying NCPI factors from the dates on which capital was contributed and earnings were generated, and reflects the amounts necessary to maintain the stockholders’ investment at the purchasing power of the original amounts. The deficit from restatement represents the difference between the cost value of equipment of non-Mexican origin as indicated in the above paragraph and the restated cost value by NCPI.

Gain from monetary position:

Gain from monetary position represents the inflationary effect, measured in terms of the NCPI, on the monetary assets and liabilities of the Company at the beginning of each month.

c.    Cash and cash equivalents

ALESTRA, S. DE R.L. DE C.V. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2000 AND 2001

(Expressed in thousands of Mexican Pesos in purchasing power as of December 31, 2001)

The Company considers all highly liquid temporary cash investments with original maturities of three months or less, consisting primarily of short-term time deposits and money market accounts, to be cash equivalents.

d.    Restricted investment

In 2001, restricted investment, consisting of U.S. Government treasury securities, were carried at amortized cost plus accrued interest in accordance with respective maturity of the securities.

e.    Real estate and equipment, net

Real estate and equipment are recorded at acquisition cost, restated using inflation factors derived from the NCPI. In accordance with the Modified Fifth Amendment of Bulletin B-10 (“Fifth Amendment”), real estate and equipment and the related accumulated depreciation are stated at cost restated by applying factors derived from the NCPI, except for machinery and equipment of a non-Mexican origin, which is restated using an index reflecting the inflation in the respective country of origin and the exchange rate of the Mexican Peso against the currency of such country at the balance-sheet date.

The adoption of the Fifth Amendment resulted in a Ps. 1,553,875 and Ps. 1,142,913 reduction in the accumulated net book value of non-Mexican origin equipment as of December 31, 2001 and 2002, respectively, and is recorded as a deficit in the restatement of capital with corresponding reductions to stockholders’ equity.

When assets are retired or otherwise disposed of, the restated cost and accumulated depreciation are removed from the accounts and any gain or loss is recorded in results of operations.

Depreciation is calculated through the straight-line method over the useful lives of the assets, as estimated by the Company and references from Comisión Federal de Telecomunicaciones (COFETEL). The estimated useful lives are as follows:

Years
Buildings	25
Telephone network	12 to 28
Billing and customer care software	7
Equipment:
Office	10
Computer	3
Transportation	4

f.    Deferred charges and other, net

Deferred charges and other are recorded at acquisition cost, restated using inflation factors derived from the NCPI.

Preoperating expenses consist of incorporation and operating costs incurred from October 13, 1995 (Inception date) through roll out completion including wages, salaries and benefits, advertising and promotional expenses and professional fees. The Company ceased capitalizing such costs as long distance service was introduced in each of the initial 60 cities. Amortization is calculated using the straight-line method over a term of ten years.

Leasehold improvements are amortized over the shorter of the life of the improvement term or the lease term. Internal use software costs are amortized over three years.

ALESTRA, S. DE R.L. DE C.V. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2000 AND 2001

(Expressed in thousands of Mexican Pesos in purchasing power as of December 31, 2001)

g.    Capitalized financing costs

The Company capitalizes the comprehensive financing costs attributable to assets under construction and preoperating expenses. Capitalized comprehensive financing costs include interest costs, gains or losses from monetary position and foreign exchange gains or losses.

h.    Long-lived assets

The Company evaluates potential impairment loss relating to long—lived assets, primarily real estate, equipment and preoperating expenses, by assessing whether the unamortized carrying amount can be recovered over the remaining life of the assets through undiscounted future expected cash flows generated by the assets and without interest charges. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the assets. Assets to be disposed of are recorded at the lower of carrying amount or fair value less cost to sell. Testing whether an asset is impaired and for measuring the impairment loss is performed for assets groupings at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows generated by other asset groups.

Long lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

In 2001 and 2002 the Company has performed the analysis of long-lived and intangible assets for impairment. In accordance with its analysis, expected future undiscounted cash flows are higher than the carrying value of the Company’s assets and, accordingly, the Company, has not recognized any impairment loss.

i.    Revenue recognition

Revenues from domestic and international long distance services are recognized based on minutes of traffic processed by the Company. Revenues from international long distance services into Mexico are recognized on the basis of the proportional return regulations.

Pursuant to the international long distance regulations issued by the COFETEL, international long distance telephone traffic into and out of Mexico is routed using uniform settlement rates and the proportional return system. Under the proportional return system, incoming calls attempted are divided among Mexican carriers in proportion to the outgoing international traffic originated by each of the carriers as determined by a committee composed of all the long distance carriers. During 2000, 2001 and 2002, certain incoming international telephone traffic, in calls attempts allocated to the Company pursuant to the proportional return system was processed by Telmex and other long distance carriers.

In 2000, 2001 and 2002, the Company recorded the revenue for the traffic it had the right to receive and expense to other carriers for processing the telephone traffic, based on the number of call attempts, converted to estimated minutes in conformity with the Company’s experience and the authorized rates. Estimated minutes are adjusted to actual minutes once known.

As a result of the agreements signed with Telmex mentioned in Note 19, the Company agreed with Telmex to apply a fee per attempted call, for the years 2001 and 2002, applicable to the attempts determined by the committee composed of the long distance operators. This fee includes Telmex’s experience to convert estimated minutes per attempted call and the rates described below.

ALESTRA, S. DE R.L. DE C.V. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2000 AND 2001

(Expressed in thousands of Mexican Pesos in purchasing power as of December 31, 2001)

Revenue from international long distance services reflect income obtained under bilateral contracts between the Company and foreign operators, the amounts obtained from clients of the Company in Mexico and the income from the proportional return system described above. The aforementioned bilateral contracts determine the payment rates of the Company to foreign operators for the use of their telephone networks in long distance interconnections invoiced in Mexico and from the foreign operators to the Company for the use of the telephone network of the latter for the interconnection of calls invoiced outside of Mexico. Payment rates subject to these contracts are negotiated annually with each foreign operator and by the main operator in Mexico, currently Telmex, and they are recorded in COFETEL.

In 2000, the average international settlement rates for interconnection calls between the United States and Mexico, was negotiated by Telmex and the main foreign carriers, and amounted to US$0.190 per minute. This rate was authorized by COFETEL and used by the Company in that year.

In 2001, Telmex submitted for the approval of COFETEL the rates of payments classification, contained in the contract entered into by Telmex and MCI International, which would be applicable to all settlement rates of international long distance services exchanged between Mexico and the United States. COFETEL authorized a US$0.155 per minute rate.

Due to the fact that Telmex had not reached a rates agreement with AT&T and excluded Alestra from the negotiation process for the applicable settlement rate, the Company contested such settlement rate, and therefore it used other settlement rates, which were agreed with its main foreign carrier, until an agreement was reached between Telmex and AT&T (See note 13d). On January 24, 2003, Alestra entered into an omnibus agreement with Telmex in which, among other things, the Company settled any potential liability it may have had to Telmex as a result of the application of different settlement rates.

In 2002, Telmex submitted for the approval of COFETEL the rates of payments classification, contained in the contract entered into by Telmex and the main foreign carriers, which would be applicable to the settlement rates of international long distance services exchanged between Mexico and the United States. COFETEL authorized the following rates that were used by the Company:

•	From January 1 to February 28, 2002, the settlements rate was US$0.135 per minute.

•	Telmex, MCI International and AT&T reached an agreement to reduce the settlement rates between Mexico and the United States for the period from March 1 to December 31, 2002 and for the year 2003. Under this agreement, a differentiated settlement rate scheme applies, depending on the city of termination in Mexico and the rates are US$0.055, US$0.0850 and US$0.1175 per minute. Mexican carriers will pay US$0.055 per minute for traffic terminated in the United States.

Revenues from installation and related costs are deferred and recognized over the estimated duration of the customer relationship.

All other revenues are recorded when services are rendered.

j.    Transactions in foreign currency and exchange differences

Monetary assets and liabilities denominated in foreign currencies, mainly U.S. dollars (US $), are stated in Mexican Pesos at the exchange rates in effect as of the balance sheet dates. Exchange differences arising from changes in exchange rates between the transaction and settlement dates or the balance-sheet date are charged or credited to comprehensive financing result.

k.    Advertising

ALESTRA, S. DE R.L. DE C.V. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2000 AND 2001

(Expressed in thousands of Mexican Pesos in purchasing power as of December 31, 2001)

Advertising costs incurred prior to the commencement of operations were capitalized as part of the preoperating costs of the Company. Prepaid airtime is amortized based on the transmission of the television spots. The related production costs are recognized in the results of operations the first time the advertising takes place. All other advertising costs are expensed as incurred.

l.    Income taxes and employees’ statutory profit sharing

Income tax and employees’ statutory profit sharing are recorded using the assets and liabilities method with an integral approach. Under this method a deferred tax is recognized for all the differences between accounting and tax values of assets and liabilities.

m.    Risk concentrations

Financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, trade accounts receivable, receivables from domestic operators and restricted investments.

The Company maintains its cash and cash equivalents with various major financial institutions, including BBVA-Bancomer (related party), and are principally invested in short-term time deposits and money market accounts.

In 2001 the Company’s restricted investments consisted of a trust fund (see note 7) in U.S. Government securities deposited in a major financial institution outside of Mexico.

Concentration of credit risk with respect to trade accounts receivable is limited due to the large number of customers throughout Mexico. The Company maintains allowances for doubtful accounts based on the expected collectibility of all receivables (see note 4).

Approximately 70.3%, 52.6% and 76.8% of the Company’s income related to international long distance services for the years ended December 31, 2000, 2001 and 2002, respectively, were generated from telephone traffic exchanged between AT&T (a related party) and the Company.

In order to service its customers, Alestra must interconnect with and use the telephone network of Telmex, the only current provider of local telephone services covering all Mexico. The interconnection and other surcharge rates Alestra must pay Telmex are filed with COFETEL. For the years ended December 31, 2000, 2001 and 2002, interconnection costs, including special projects (Note 15) amounted to Ps 1,366,751, Ps 1,291,188 and Ps 951,514, respectively.

n.    Severance compensations

The cost of the employee retirement plans (pension and seniority premiums) that Servicios Alestra has established for its personnel are recognized as expenses of the years in which the services are rendered, in accordance with actuarial studies made by independent experts and in accordance with Bulletin D-3 “Labor Obligations” issued by the Mexican Institute of Public Accountants.

Other compensation based on length of service to which employees may be entitled in the event of dismissal or death, in accordance with the Mexican Labor Law, is charged to income in the year in which it becomes payable.

ALESTRA, S. DE R.L. DE C.V. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2000 AND 2001

(Expressed in thousands of Mexican Pesos in purchasing power as of December 31, 2001)

o.    Comprehensive (loss) income

As from January 1, 2001, the Company adopted the provisions of Statement B-4 “Comprehensive Income”, which require that the different concepts comprising the capital earned during the year, are stated in the statement of changes in stockholders’ equity, under the item called comprehensive expense or income.

p.    New accounting principles

In January 2002, the MIPA issued Statement C-8 “Intangible Assets” effective as from January 1, 2003. This statement establishes criteria for the recognition of intangibles assets, as well as their accounting treatment through particular valuation, disclosure and presentation regulations. The adoption of statement C-8 will not have any impact on Alextra’s consolidated financial activities.

In January 2002, the MIPA issued Statement C-9 “Liabilities, provisions, contingent assets and liabilities and commitments” effective as from January 1, 2003. This statement establishes the particular valuation, disclosure and presentation regulations of liabilities and provisions, as well as those for commitments and contingent assets and liabilities. Management is currently evaluating the impact that adoption of statement C-9 will have on its consolidated financial activities.

4.    TRADE RECEIVABLES, NET

As of December 31, 2001 and 2002, trade receivables, net consisted of the following:

	2001	2002
Trade receivables	Ps 753,944	Ps 977,952
Less: allowance for doubtful accounts	(337,294)	(482,075)

	Ps 416,650	Ps 495,877

For the years ended December 31, 2001 and 2002, the allowance for doubtful accounts is analyzed as follows:

	2000	2001	2002
Balance at beginning of year	Ps 384,379	Ps 417,464	Ps 337,294
Provision charges (l)	101,389	119,936	162,972
Write off of receivables	(107,462)	(180,515)	—
Restatement effect in constant pesos as December 31, 2002	39,158	(19,591)	(18,191)

Balance at end of year	Ps 417,464	Ps 337,294	Ps 482,075

(1)	The Company decided to reserve trade receivables which are one day past due.

5.    ACCOUNTS RECEIVABLE AND PAYABLE AND TRANSACTIONS WITH AFFILIATES AND OTHER RELATED PARTIES

ALESTRA, S. DE R.L. DE C.V. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2000 AND 2001

(Expressed in thousands of Mexican Pesos in purchasing power as of December 31, 2001)

	2001	2002
Due from:
AT&T Corporation and affiliates	Ps27,719	Ps134,545
BBVA-Bancomer and affiliates	10,963	20,532
Alfa and affiliates	20,261	26,314

	Ps58,943	Ps181,391

	2001	2002
Due to:
AT&T Corporation and affiliates	Ps63,043	Ps 65,713
BBVA-Bancomer and affiliates	—	—
Alfa and affiliates	3,189	24,405

	Ps66,232	Ps 90,118

During 2000, 2001 and 2002 the main transactions carried out with affiliates and other related parties were as follows:

	2000	2001	2002
International long distance settlement revenue (a)	Ps1,081,738	Ps1,084,837	Ps1,595,105
International long distance settlement expense (a)	713,760	272,313	818,073
Administrative services received (b)	65,519	54,906	53,810
Internet services costs (c)	26,808	9,085	2,666
Income from marketing services (d)	17,397	16,009	11,109
Interest income (e)	9,636	3,411	2,148
Trade and service marks license fee (f)	32,558	30,314	29,822
Technical services expenses (g)	88,605	69,766	30,858
Rent expense (h)	—	—	20,188

(a)	These amounts represent mainly the income and expenses derived from the liquidation of international traffic between AT&T and Alestra, as well as the income from data services and local service with other affiliates. The international settlement rates used are in accordance with Note 3-i.

(b)	The Company has entered into several administrative service agreements with Onexa and AT&T.

(c)	This amount corresponds to the costs of services received from an affiliate AT&T, regarding the payment of Internet Dial Up Services.

(d)	This amount corresponds to marketing services rendered by Servicios Alestra to AT&T in national territory.

(e)	This amount corresponds to investment interest and loans with affiliated companies.

(f)	The Company entered into a trade and service mark license agreement with AT&T, which allows the Company to use certain trade and service marks of AT&T in exchange for a minimum payment of Ps. 29,822 (US $3.0 million).

(g)	AT&T has agreed to provide certain technical services and software maintenance on an as needed basis. Such technical services have included assistance in telephone network design and engineering, billing software redesign and improvements and customer care, billing, planning and implementation of new services.

(h)	It corresponds to payments for office leasing made by Servicios Alestra to BBVA-Bancomer.

ALESTRA, S. DE R.L. DE C.V. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2000 AND 2001

(Expressed in thousands of Mexican Pesos in purchasing power as of December 31, 2001)

6.    PREPAID EXPENSES AND OTHER ASSETS

Prepaid expenses and other assets as of December 31, 2001 and 2002, consist primarily of advertising time, bank commissions and fees.

7.    RESTRICTED INVESTMENTS

Restricted investment as of December 31, 2001, consist of U.S. Government securities and accrued interest thereon, of approximately Ps. 331,769 (US$34,332), which were not available for administration since they were deposited in a trust managed by the US Bank Trust National Association. There were no registered investments as of December 31, 2002.

8.    REAL ESTATE AND EQUIPMENT, NET

As of December 31, 2001 and 2002, real estate and equipment, net, consists of the following:

	2001	2002
Land	Ps 134,941	Ps 134,941
Buildings	98,709	98,953
Furniture, fixtures and other	189,172	205,054
Hardware equipment	404,892	417,682
Transportation equipment	18,653	16,870
Telephone network	5,506,394	5,943,362
Billing and customer care software	634,091	1,016,707
Investments in progress	403,721	66,034

	7,390,573	7,899,603
Less: accumulated depreciation and amortization	(2,015,467)	(2,470,751)

Total	Ps 5,375,106	Ps 5,428,852

On September 26, 2000 the Company’s Management decided to substitute the original billing and customer care software that was in operation. The new software started operating in June 2002 with the migration of residential clients. The Company initiated the accelerated amortization of the balance of the above mentioned billing and customer care software which was fully amortized in June 2002.

Amortization of the original billing and customer care software charged to income was Ps. 96,547, Ps. 223,592 and Ps. 57,866 for the years ended December 31, 2000, 2001 and 2002, respectively.

Depreciation charged to income, not including amortization of billing and customer care software mentioned above, was Ps. 513,754, Ps. 450,633 and Ps. 528,112 for the years ended December 31, 2000, 2001 and 2002 respectively.

Real estate and equipment as of December 31, 2002, includes net capitalized financial costs of Ps. 107,327. Investment in progress as of December 31, 2001 consists mainly of investments in the new billing and customer care software and as of December 31, 2002 consists mainly of investments in connections from the end-customer to Alestra’s network.

ALESTRA, S. DE R.L. DE C.V. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2000 AND 2001

(Expressed in thousands of Mexican Pesos in purchasing power as of December 31, 2001)

9.    DEFERRED CHARGES AND OTHER ASSETS, NET

As of December 31, 2001 and 2002, deferred charges and other consist of the following:

	2001	2002
Preoperating expenses (a)	Ps 1,952,849	Ps 1,952,849
Capitalized expenses derived from issuance of senior notes (b)	245,515	245,515
Frequency bands (c)	142,897	142,897
Leasehold improvements	109,261	109,261
Software (d)	431,168	431,168
Other assets	157,519	160,111

	3,039,209	3,041,801
Less: accumulated amortization	(1,356,264)	(1,719,967)

Total deferred charges and other	Ps 1,682,945	Ps 1,321,834

Amortization charged to income was Ps. 345,367, Ps. 332,439 and Ps. 343,986 for the year ended, December 31, 2000, 2001 and 2002 respectively.

a.    Preoperating expenses

Wages, salaries and benefits	Ps 953,322
Advertising and promotion	566,504
Professional fees	83,169
Other	349,854

Ps1,952,849

At December 31, 2001 and 2002 preoperating expenses include Ps. 42,560 of capitalized financing income.

b.    Debt issuance costs

Debt issuance costs represent expenses incurred for the issuance of the Notes and are analyzed as follows:

2001 and 2002
Fees and expenses to agents	Ps228,402
Sundry fees	12,618
Other	4,495

Ps245,515

These costs are amortized on a straight-line basis over the term of the Notes. Amortization expense amounted to Ps. 31,833, Ps. 29,626 and Ps. 28,768 for the years ended December 31, 2000, 2001 and 2002, respectively, and is included in interest expense.

ALESTRA, S. DE R.L. DE C.V. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2000 AND 2001

(Expressed in thousands of Mexican Pesos in purchasing power as of December 31, 2001)

c.    Frequency bands

In 1997, the Company obtained two national wireless telecommunications point-to-point concessions and three point-to-multipoint wireless concessions covering Mexico City, Monterrey and Guadalajara. The concessions are for 20 years beginning in 1998. The licenses are amortized on a straight-line basis over the license period. Frequency bands amortization expense for the years ended December 31, 2000, 2001 and 2002 amounted to Ps. 7,702, Ps. 7,549 and Ps. 7,172, respectively.

d.    Software

Software costs consist of purchased internal use software. Software amortization expense for the years ended December 31, 2000, 2001 and 2002, amounted to Ps. 80,522, Ps. 80,474 and Ps. 67,443, respectively.

10.    BANK LOANS AND NOTES PAYABLE

As of December 31, 2001 and 2002, bank loans and notes payable consist of the following:

	2001	2002
Revolving bank loan for US$25 million with Banque Nationale de Paris, Paribas, with maturity in July 2002, at an interest rate of LIBOR plus 1.5%.	Ps 241,585	Ps —
Notes payable to Hewlett Packard de México, S. A. de C. V. for US$19.2 million at a 10.08% annual rate for the supply of equipment for telecommunications projects with maturity in 2005. At December 31, 2002 it amounted to US$15.0 millions (1)	158,349	155,453
Capital lease contract with The Capita Corporation de México, S. A. de C. V., for US$7.0 million for telecommunications equipment. At December 31, 2002 it amounts to US$4.3 million (US$3.9 million in 2001) (2)	37,459	44,386

	Ps 437,393	Ps199,839
Short term bank loans	(241,585)	—
Current portion of the long term debt	(44,373)	(93,256)

Long term debt	Ps 151,435	Ps106,583

(1)	At December 31, 2002, the minimum future payments corresponding to the notes payable to Hewlett Packard de México, S. A. de C. V., are analyzed as follows:

2003	Ps 68,533
2004	78,592
2005	8,328

Ps155,453

(2)	The long term capital lease contract was entered into to acquire telecommunication equipment, it is denominated in US dollars amounting to Ps. 44,386 (US$4,304), and bears interests between 9.18% and 8.1% annual rate. This leasing is payable in 36 monthly payments of Ps. 2,310 (US$224) each, expiring in June 2005.

Annual maturities of the long term capital leases are as follows:

2002
2003	Ps24,723
2004	17,937
2005	1,726

Ps44,386

ALESTRA, S. DE R.L. DE C.V. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2000 AND 2001

(Expressed in thousands of Mexican Pesos in purchasing power as of December 31, 2001)

At December 31, 2001 and 2002, the Company was in compliance with all bank loan and notes payable covenants.

11.    SENIOR NOTES AND BANK LOANS

In May 1999, the Company completed an offering of senior notes, priced to yield gross proceeds of Ps. 5,878,125 (US $570 million). The senior notes are divided in two portions, US $270 million (“the Seven-Year Notes”) and US $300 million (“the Ten-Year Notes”), maturing on May 15, 2006 and May 15, 2009, respectively.

Interest on the Seven-Year Notes was payable semiannually at a rate of 12.125% commencing November 15, 1999. Interest on the Ten-Year notes is payable semiannually at a rate of 12.625%, commencing November 15, 1999.

The Seven-Year Notes are redeemable at the option of the Company, in whole or in part, at any time, at a redemption price equal to the greater of the following: (1) 100% of the principal amount thereof or (2) as determined by an independent investment banker at the sum of the present values of the remaining scheduled payments discounted to the redemption date on a semiannual basis at a comparable treasury rate for such redemption rate plus 0.50%, plus accrued and unpaid interest to the redemption date.

The Ten-Year Notes are not to be redeemable at the option of the Company prior to May 15, 2004. Thereafter, they will be redeemable at the Company’s option, in whole or in part, at any time or from time to time, initially at 106.313% of the principal amount plus accrued interest, declining ratably to 100% of their principal amount plus accrued interest on or after May 15, 2007.

In addition, at any time and from time to time prior to May 15, 2002, Alestra may redeem in the aggregate up to 35% of the principal amount of the senior notes with the proceeds of one or more equity offerings, at a redemption price of 112.125% of the principal amount of the Seven-Year Notes or 112.625% of the principal amount of the Ten-Year Notes, plus in each case accrued interest to the redemption date; provided however that:

(1) at least 65% of the principal amount of the Ten-Year Notes and the Seven-Year Notes initially issued, as the case may be, must remain outstanding after each redemption and (2) notice of each redemption is mailed within 60 days of each such equity offering.

Interest payable for the first six scheduled interest payments (beginning November 1999) were guaranteed as described in Note 7.

The indenture agreement contains certain covenants which, among other things, restricts the ability of the Company to incur or guarantee additional indebtedness, make payments of dividends, investments or other restricted payments, create liens, issue or sell stock of certain subsidiaries, enter into certain transactions with stockholders or affiliates, sell assets or enter into consolidation and merger transactions. In addition and subject to exceptions, among them the debt to finance assets for telecommunication purposes, the Company may not incur additional indebtedness. As explained in Note 2, the Company has initiated the restructuring of all its senior notes due to the fact that its cash flows from operations were not sufficient to meet the interest payment due on November 15, 2002. As of December 31, 2002 and 2001 accrued interest, amounting to Ps 460,159 (US$ 44.6 millions) and Ps 90,647 (US$ 9.3 millions) respectively, was included in the accrued expenses and other payables caption of the balance sheet.

ALESTRA, S. DE R.L. DE C.V. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2000 AND 2001

(Expressed in thousands of Mexican Pesos in purchasing power as of December 31, 2001)

12.    STOCKHOLDERS’ EQUITY

The capital stock of Alestra is variable with a fixed minimum of Ps. 300 and an unlimited maximum. At December 31, 2001 and 2002, the subscribed and paid-in capital stock amounted to Ps. 5,371,386 (nominal value). It is represented by common, nominative social parts of no par value, and is divided as follows: (a) Series “A” which represents 51% of the social parts, grants full ownership and voting rights, and is restricted to Mexican investors; (b) Series “B” which represents no more than 49% of the social parts, grants full ownership and voting rights, and has no ownership restrictions; and (c) Series “N” which may represent up to 65% of the total capital stock, grants limited ownership and voting rights in accordance with article 113 of the General Law of Mercantil Organizations, and may be acquired by Mexican and foreign investors in accordance the applicable legal regulations.

The Company’s capital stock comprises the following:

Onexa, S. A. de C. V.			AT&T Telecom México, Inc.
Series	Ownership (%)	Contribution	Series	Ownership (%)	Contribution	Total
“A”	17.85	Ps 958,792	“A”	—	Ps —	Ps 958,792
“B”	—	—	“B”	17.15	921,192	921,192
“N”	33.15	1,780,615	“N”	31.85	1,710,787	3,491,402

Total	51.00	Ps2,739,407	Total	49.00	Ps2,631,979	Ps5,371,386

At December 31, 2001, the restated figures of stockholders’ equity were as follows:

	Nominal Value	Restatement	Restated value
Capital stock:
Fixed	Ps 300	Ps 450	Ps 750
Variable	5,371,086	3,674,221	9,045,307

Total capital stock	5,371,386	3,674,671	9,046,057

Deficit from restatement	—	(1,553,875)	(1,553,875)
Accumulated losses	(5,042,441)	(1,388,211)	(6,430,652)

Total accumulated deficit	(5,042,441)	(2,942,086)	(7,984,527)

Majority interest	328,945	732,585	1,061,530
Minority interest	2	—	2

Total stockholders’ equity	Ps 328,947	Ps 732,585	Ps 1,061,532

At December 31, 2002 the restated figures of stockholders’ equity were as follows:

	Nominal value		Restatement	Restated value
Capital stock:
Fixed	Ps 300		Ps 450	Ps 750
Variable	5,371,086		3,674,221	9,045,307

Total capital stock	5,371,386		3,674,671	9,046,057

Deficit from restatement	—		(1,142,913)	(1,142,913)
Accumulated losses	(6,413,999)		(1,425,372)	(7,839,371)

Total accumulated deficit	(6,413,999)		(2,568,285)	(8,982,284)

Majority interest	(1,042,613)		1,106,386	63,773
Minority interest	2		—	2

Total stockholders’ equity	Ps	(1,042,611)	Ps 1,106,386	Ps 63,775

ALESTRA, S. DE R.L. DE C.V. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2000 AND 2001

(Expressed in thousands of Mexican Pesos in purchasing power as of December 31, 2001)

Under Mexican Corporate Law, interested third parties can request the dissolution of the Company if accumulated losses exceed two-thirds of capital stock. At December 31, 2002, Alestra’s accumulated losses, exceeded two-thirds of its capital stock amounting to Ps. 8,982,284.

13.    CONTINGENCIES AND COMMITMENTS

a.    At December 31, 2002 the Company had commitments from agreements to lease office space under operating leases. The leases are subject to escalation factors based on the NCPI. At December 31, 2002, future minimum lease payments under noncancelable operating leases with terms in excess of one year are as follows:

2003	Ps 61,878
2004	68,619
2005	70,528
2006	72,867
2007 and thereafter	92,031

Ps365,923

Rental expense was Ps. 65,280, Ps. 68,905 and Ps. 64,754 for the years ended December 31, 2000, 2001 and 2002, respectively. Rental expense of Ps. 35,547 was capitalized to preoperating costs in 1996.

b.    As of December 31, 2001 and 2002, the Company obtained performance bonds for approximately Ps. 133,461 and Ps. 52,497, respectively, in favor of certain authorities and suppliers to guarantee the Company’s compliance with certain obligations incurred.

c.    As of December 31, 2001 and 2002 the Company had outstanding commitments to acquire equipment and other capital expenditures related with the construction of its telecommunications network of approximately US$8.3 million (Ps. 79,913) and US$9.4 million (Ps. 97,157) respectively.

d.    On October 2, 2001, Alestra filed a motion to vacate before the Fiscal and Administrative Court of Justice, against the resolution issued by the Cofetel on June 19, 2001, through which it approved the International settlement rates applicable for 2001, 2002 and 2003 agreed upon by Telmex and WorldCom. Alestra applied a different rate with AT&T in 2001. Again, on October 23, 2002, Alestra filed a motion to vacate before the Federal Court of Fiscal and Administrative Justice, against the resolution issued by the Cofetel on August 6, 2002, through which it approved the liquidation tariffs applicable to 2002 and 2003 agreed by and between Telmex and WorldCom. Through an agreement dated October 28, 2002, the Federal Court of Fiscal and Administrative Justice resolved to reject the motion to vacate, arguing that it does not represent a direct detriment to Alestra. As a result, on December 4, 2002, Alestra filed a complaint appeal against such resolution before the Federal Court of Fiscal and Administrative Justice.

The Company’s attorneys expect a favorable resolution of the motion. On January 24, 2003 Alestra entered into an omnibus agreement with Telmex in which, among other things, Alestra settled any potential liability it may have had to Telmex as a result of the application of different liquidation rates. If the motion is lost, Alestra will not be permitted to participate in the negotiation of the international settlement rates in the future, and the Court upholds the Telmex international settlement rate for 2001. Alestra will not incur any financial losses as a result of the application of the different settlement rate in 2001 and may in fact be entitled to financial payments from the other telecommunication carriers other than Telmex. In the past, Alestra has not been able to collect those financial payments.

ALESTRA, S. DE R.L. DE C.V. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2000 AND 2001

(Expressed in thousands of Mexican Pesos in purchasing power as of December 31, 2001)

e.    Servicios Alestra has a contingent liability for indemnities payable to personnel in case of dismissal under certain circumstances set forth in the Mexican Federal Labor Law.

14.    SEGMENTS

The Company operates in four segments, mainly: national long distance, international long distance, data transmission services and local services. The reported segments of the Company represent the specific types of telecommunication services and products that the company offers and internally analyzes.

The Company’s management uses the information of income and costs of sales by segments to evaluate performance, make general operation decisions and assign resources. Telecommunication services are generally offered using networks owned by the Company and leased (interconnection) networks that make no distinction between the different kinds of services. As a result, the Company does not assign total assets, administrative and sales expenses, depreciation and amortization and obsolete assets per segment.

Accounting policies of the segments are the same than those described in the summary of significant accounting policies. The information on the Company’s segments for the years ended December 31, 2000, 2001 and 2002 are shown as follows:

Long distance
Years ended	National	International	Data and Internet	Local Service	Total
2000
Revenues	Ps2,132,085	Ps2,534,892	Ps368,600	Ps —	Ps5,035,577
Costs (excluding depreciation)	1,554,236	1,076,304	128,706	—	2,759,246

Gross profit	Ps 577,849	Ps1,458,588	Ps239,894	Ps —	Ps2,276,331

2001
Revenues	Ps2,054,505	Ps1,491,781	Ps588,734	Ps 32,290	Ps4,167,310
Costs (excluding depreciation)	886,698	728,052	169,340	11,560	1,795,650

Gross profit	Ps1,167,807	Ps 763,729	Ps419,394	Ps 20,730	Ps2,371,660

2002
Revenues	Ps1,444,553	Ps2,076,806	Ps785,637	Ps132,138	Ps4,439,134
Costs (excluding depreciation)	559,804	1,256,541	198,554	22,433	2,037,332

Gross profit	Ps 884,749	Ps 820,265	Ps587,083	Ps109,705	Ps2,401,802

The Company does not have significant assets outside of Mexico. In 2002, 76.8% of the revenue from international long distance services of the Company is generated by AT&T (see notes 3-m and 5).

15.    COSTS OF SPECIAL PROJECTS

In connection with the liberalization of the Mexican long distance market, the Ministry of Communications authorized Telmex to charge each new long distance carrier a portion of the infrastructure cost incurred by Telmex to upgrade its system to allow interconnection (“Special Project Charges”). The Ministry of Communications issued a resolution on May 28, 1997 which set the total Special Project Charges at US$422 million (Ps. 4,351,875 at December 31, 2002) this amount increases at a 12% annual rate. The resolution requires the Special Project Charges to be billed on a monthly basis to each new long distance carrier based on the carriers’ percentage of total minutes of use, number of lines, number of interconnection ports and the total number of carriers interconnecting with Telmex, over a seven-year period. The current resolution also makes reference to an undefined maintenance fee to be paid by each new long distance carrier to Telmex.

ALESTRA, S. DE R.L. DE C.V. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2000 AND 2001

(Expressed in thousands of Mexican Pesos in purchasing power as of December 31, 2001)

As a result of the contract signed with Telmex, mentioned in Note 19, the Company agreed that Telmex has the right to recover US$422 million (Ps. 4,351,875) from interconnected operators as costs of special projects and an additional amount of US$ 132 million (Ps. 1,361,250) corresponding to the maintenance of such projects. It was also agreed that these amounts would increase at a 10% annual rate and that Telmex would pay itself the corresponding proportional part. The parties agreed that Alestra would make an advance payment of Ps. 132,172 (US$13.6 million) on December 29, 2000 when the contract was signed. The remaining 85% would be paid at a rate of US$0.0053 per minute of interconnection at the same time as the interconnection rate and until the total amount is paid. The amount that Alestra is obligated to pay varies depending on its call volume and if Alestra does not connect any calls, it would no be obligated to make any special project payment to Telmex. The effects of these changes are described in Note 19.

In order to comply with these obligations of special projects, the Company has recorded total liabilities for Ps. 227,670 (US$23.5 million) and Ps. 205,360 (US$19.9 million) as of December 31, 2001 and 2002, respectively. The effect on costs, for the years ended December 31, 2000, 2001 and 2002 amounted to a credit for Ps. 85,822 (US$8.6), a charge for $122,235 (US$12.1 million) and a charge for $106,658 (US$10.7 million), respectively.

16.    INCOME TAX AND ASSET TAX

Alestra and its subsidiary are subject separately to the payment of income tax and assets tax, which are computed by each legal entity. Tax losses can be carried forward for up to ten years and offset against any profits that the Company may generate during the period in accordance with the Income Tax Law.

The following items represent the principal differences between income taxes computed at the statutory tax rate and the Company’s provision for income taxes for the years ended December 31, 2000, 2001 and 2002:

	2000	2001	2002
Statutory income tax rate	(35%)	(35%)	(35%)
Plus (less) permanent nondeductible and accumulated items, net:
Permanent nondeductible items	(13%)	(1%)	3%
Depreciation and amortization	35%	38%	20%
Other items	2%	1%	—

	(11%)	3%	(12%)
Plus (less) temporary nondeductible and accumulated items, net:
Allowance for doubtful accounts	15%	6%	4%
Costs and provisions	(29%)	(23%)	10%
Noncumulative income	(21%)	9%	—

	(46%)	(5%)	2%
Unapplied (amortization of) tax loss carryforwards	46%	5%	—
Applied tax loss carryforwards	—	—	(2%)

Effective income tax rate	—	—	—

At December 31, 2001 and 2002 the main temporary differences for which deferred income tax was not recognized due to the Company’s tax loss carryforwards are:

ALESTRA, S. DE R.L. DE C.V. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2000 AND 2001

(Expressed in thousands of Mexican Pesos in purchasing power as of December 31, 2001)

	2001	2002
Noncumulative income	Ps 197,455	Ps 1,272
Allowance for doubtful accounts	(841,114)	(1,093,427)
Property and equipment, net	2,853,010	2,778,940
Preoperating expenses, net and other assets	1,120,482	674,917
Costs and provisions	(865,252)	964,204

Basis for calculation of deferred income tax	Ps 2,464,581	Ps 3,325,906

Tax loss carryforwards	Ps(10,739,322)	Ps(10,041,144)

Accumulated losses at December 31, 2002 may be carried forward after a restatement in conformity with the statutory future inflation rates, as follows:

2006	Ps 4,685,244
2007	3,076,678
2008	1,328,652
2009	117,128
2010	790,364
2011	25,565
2012	17,513

Ps10,041,144

In accordance with current tax law, Mexican companies must pay the higher of income tax or asset tax. Asset tax is determined on the average value of substantially all of the Company’s Mexican assets less certain liabilities. The asset tax showed in the statement of income corresponds to Servicios Alestra.

17.    FOREIGN CURRENCY POSITION

As of December 31, 2001 and 2002 assets and liabilities, denominated in foreign currencies (U.S. dollar) were as follows:

	2001		2002
Assets	US$	60,607	US$	10,531
Short and long-term liabilities		(628,010)		(654,286)

Net	US$	(567,403)	US$	(643,755)

Nonmonetary assets of foreign origin	US$	556,651	US$	578,781

Following is a consolidated summary of the main transactions in foreign currency:

	2000		2001		2002
Revenues	US$	169,147	US$	125,458	US$	177,213
Cost of services		(71,745)		(60,355)		(91,983)
Operating expenses		(17,842)		(28,492)		(29,585)
Interest income		14,043		5,137		1,139
Interest expense		(70,842)		(76,291)		(79,664)
Other income, net		4,925		4,209		1,432

Net (expense) income	US$	27,686	US$	(30,334)	US$	(21,448)

The exchange rates at December 31, 2001 and 2002, were Ps. 9.1423 and Ps. 10.3125 per U.S. dollar, respectively, as published by Banco the Mexico (the Mexican central bank).

ALESTRA, S. DE R.L. DE C.V. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2000 AND 2001

(Expressed in thousands of Mexican Pesos in purchasing power as of December 31, 2001)

At February 24, 2003, date of issuance of the financial statements, the exchange rate was Ps. 10.98 per U.S. dollar.

18.    FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents, current receivables, accounts payable, due from and to related companies and accrued expenses and other payables, approximate fair value, due to the short term maturity of these instruments.

The fair value of the Company’s investment in restricted securities and senior notes are based on quoted market prices. The estimated fair values of these instruments at December 31, 2001 and 2002, are as follows:

2001
	Carrying amount	Fair value	Difference
Restricted investments	Ps 331,769	Ps 338,610	Ps (6,841)
Senior notes	Ps5,508,144	Ps4,268,811	Ps1,239,333

2002
	Carrying amount	Fair value	Difference
Senior notes	Ps5,878,125	Ps1,998,562	Ps3,879,563

The notes are thinly traded financial instruments; accordingly, their market price at any balance sheet date may not be representative of the price which would be derived from a more active market.

19.    CHANGES IN ESTIMATES

At December 29, 2000, Alestra entered into an agreement with Telmex in which both parties agree to terminate existing controversies and prevent any future ones. They agreed with Telmex to render different services in a non-discriminatory process with certain quality characteristics, they also agreed on measures to eliminate irregular international traffic as well as established dates for local interconnection between Companies. Additionally, both parties recognized and agreed to settle mutual debts at the date of agreement in accordance with the established amounts in the agreement.

As a result of signing this contract, the basis used by the Company to estimate liabilities derived from special projects charges, liabilities relative to the 58% interconnection subsidy, net accounts receivable derived from the revenues of the proportional return and the attributed interests to those balances, were changed. Likewise, the negotiation included the establishment of a maintenance cost that, even when previously established, has not been assessed before and is recorded for the first time.

The accumulated effect of the above-mentioned changes in estimates, entailed a charge to revenues amounting to Ps. 38,465 (US$3.6 million), credits to cost of services of Ps. 319,319 (US$32.6 million), which includes Ps. 128,013 for the 58% interconnection subsidy, Ps. 105,479 for the interconnection charge derived from normal operation and for other liabilities and Ps. 85,826 of special projects charges, and charges to interests expense of Ps. 158,541 (US$15.0 million) which are included in the consolidated statement of income for the year ended December 31, 2000. When the contract was signed, the Company made a net payment to Telmex amounting to US$76.3 million.

During May 2001, Alestra entered into an agreement with Avantel in which both parties agree to settle debts relative to the compensations derived from the proportional return system and uniform liquidation tariffs. This was agreed through a payment to Alestra of six monthly payments of US$2.25 million as from May 17, 2001, amounting

ALESTRA, S. DE R.L. DE C.V. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2000 AND 2001

(Expressed in thousands of Mexican Pesos in purchasing power as of December 31, 2001)

to a total of US$13.5 million. Likewise, agreements were reached as to the joint review of the proportional return systems and the uniform liquidation tariffs.

20.    Differences between Mexican GAAP and U.S. GAAP

The Company’s consolidated financial statements are prepared in accordance with Mexican GAAP, which differ in certain significant respects from U.S. GAAP. The Mexican GAAP consolidated financial statements include the effects of inflation as provided for under Bulletin B-10 and its amendments (see note 3), whereas financial statements prepared under U.S. GAAP are presented on a historical cost basis. The reconciliation to U.S. GAAP includes a reconciling item for the effect of applying the option provided by the Fifth Amendment for the restatement of equipment of non-Mexican origin because, as described below, this provision of inflation accounting under Mexican GAAP does not meet the consistent reporting currency requirements of Regulation S-X. The reconciliation does not include the reversal of the other adjustments to the financial statements for the effects of inflation required under Mexican GAAP because the application of Bulletin B-10 represents a comprehensive measure of the effects of price level changes in the inflationary Mexican economy and, as such, is considered a more meaningful presentation than historical cost-based financial reporting for both Mexican and U.S. accounting purposes.

The principal differences between Mexican GAAP and U.S. GAAP and the effect on consolidated net loss and consolidated stockholders’ equity are presented below with an explanation of the adjustments.

	Year ended December 31,
	2000	2001	2002
Reconciliation of net loss:
Net loss as reported under Mexican GAAP	Ps (565,545)	Ps (667,192)	Ps(1,408,719)

U.S. GAAP adjustments:
Fifth amendment effect on depreciation expense	(90,943)	(101,034)	(101,909)
Reversal of preoperating expense amortization	203,197	203,197	203,197
Depreciation of capitalized comprehensive financing costs under Mexican GAAP	(1,008)	(1,008)	(1,008)
Depreciation of capitalized interest under U.S. GAAP	(6,089)	(6,089)	(6,089)

Total U.S. GAAP adjustments	105,157	95,066	94,191

Net loss under U.S. GAAP	Ps (460,388)	Ps (572,126)	Ps(1,314,528)

	2000	2001	2002
Reconciliation of stockholders’ equity:
Total stockholders’ equity reported under Mexican GAAP	Ps 2,076,097	Ps 1,061,532	Ps 63,775

U.S. GAAP adjustments:
Fifth amendment effect on real estate and equipment	995,650	1,241,990	729,117
Preoperating expenses	(1,271,927)	(1,068,731)	(865,534)
Minority interest under Mexican GAAP	(2)	(2)	(2)
Net adjustment for comprehensive financing costs and interest capitalization under U.S. GAAP	35,478	28,381	21,286

Total U.S. GAAP adjustments	(240,801)	201,638	(115,133)

Total stockholders’ equity under U.S. GAAP	Ps 1,835,296	Ps 1,263,170	Ps (51,358)

ALESTRA, S. DE R.L. DE C.V. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2000 AND 2001

(Expressed in thousands of Mexican Pesos in purchasing power as of December 31, 2001)

A summary of the Company’s statement of changes in stockholders’ equity with balances determined under U.S. GAAP is as follows:

	2001	2002
Balance at beginning of period	Ps1,835,296	Ps 1,263,170
Net loss for the year	(572,126)	(1,314,528)

Balance at end of period	Ps1,263,170	Ps (51,358)

A summary of the Company’s stockholders’ equity after the U.S. GAAP adjustments described above, as of December 31, 2001 and 2002 is as follows:

	2001	2002
Capital stock	Ps 9,046,057	Ps 9,046,057
Accumulated losses	(7,782,887)	(9,097,415)

Total stockholders’ equity under U.S. GAAP	Ps 1,263,170	Ps (51,358)

Under U.S. GAAP, the Company had a negative total stockholder’s equity of Ps. 51,358 as of December 31, 2002, while it had a positive total stockholder’s equity of Ps. 63,775 as of December 31, 2002 under Mexican GAAP.

The following table presents summarized statements of income in constant Pesos, including all U.S. GAAP adjustments, for the years ended December 31, 2000, 2001 and 2002:

	2000	2001	2002
Net revenues	Ps 5,035,577	Ps 4,167,310	Ps 4,439,134
Cost of services	(2,759,246)	(1,795,650)	(2,037,332)
Administration and selling	(1,717,645)	(1,766,031)	(1,624,426)
Depreciation and amortization	(753,964)	(911,598)	(838,141)

Operating loss	(195,278)	(305,969)	(60,765)

Comprehensive financial result:
Interest income	167,832	60,386	16,431
Interest expense	(808,590)	(800,632)	(824,617)
Exchange (losses) gains	(32,720)	262,304	(767,137)
Gain from monetary position	452,640	237,359	343,090

	(220,838)	(240,583)	(1,232,233)
Other income (expense)	(39,278)	(21,098)	(17,060)

Net loss before asset tax	(455,394)	(567,650)	(1,310,058)
Asset tax	(4,994)	(4,476)	(4,470)

Net loss	Ps (460,388)	Ps (572,126)	Ps(1,314,528)

Under Mexican GAAP the minority interest in consolidated subsidiaries is presented as a separate component within the stockholders’ equity section of the balance sheet. For U.S. GAAP purposes, the minority interest is not included in stockholders’ equity.

ALESTRA, S. DE R.L. DE C.V. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2000 AND 2001

(Expressed in thousands of Mexican Pesos in purchasing power as of December 31, 2001)

Restatement of Equipment

Effective January 1, 1997, the Company adopted the Fifth Amendment, including the option of restating equipment of a non-Mexican origin using an index which reflects the inflation in the respective country of origin and the exchange rate of the Mexican Peso against the currency of such country at the balance sheet date. For U.S. GAAP purposes, the use of the index that contemplates currency exchange movements is not in accordance with the historical cost concept nor does it present financial information in a constant reporting currency.

Preoperating Expenses

Under Mexican GAAP, preoperating expenses are permitted to be capitalized and amortized over a period of time estimated to generate the income necessary to recover such expenses. The Company defined that period as 10 years. Under U.S. GAAP, such costs are expensed as incurred.

Capitalization of Financing Costs

Mexican GAAP permits the capitalization of comprehensive financing costs, including net interest costs, gains or losses from monetary position and foreign exchange gains or losses, on acquired assets under construction and on preoperating expenses.

U.S. GAAP requires the capitalization of interest during the construction and installation of qualifying assets. In an inflationary economy, such as Mexico, it is acceptable practice under U.S. GAAP to capitalize interest net of the monetary gains or losses on the related Mexican Peso debt, but not on U.S. dollar or other stable currency debt. Also, it is not acceptable to capitalize interest income. In addition, U.S. GAAP does not allow the capitalization of foreign exchange gains or losses or the capitalization of financing costs on deferred expenses.

Deferred Income Taxes and Employees’ Statutory Profit Sharing

Starting January 1, 2000, the Company adopted the provisions of revised Statement D-4, “Accounting Treatment for Income Tax, Asset Tax and Employees’ Statutory Profit Sharing,” issued by the MIPA. This Statement significantly changes the previous accounting for determining deferred income taxes (the partial liability method), by establishing in its place the full liability method. Under this method, deferred tax assets and liabilities are recognized for all significant temporary differences between the carrying amounts of existing assets and liabilities as of the balance sheet date and their respective tax bases.

In the United States, Statement of Financial Accounting Standard No. 109 (“SFAS 109”), “Accounting for Income Taxes,” requires recognition of deferred tax assets and liabilities associated with differences between the carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The tax effects of temporary differences that give rise to significant deferred tax assets and liabilities, applying SFAS 109, at December 31, 2001 and 2002, are as follows:

	2001	2002
Deferred tax assets:
Net operating loss carryforwards	Ps3,758,763	Ps3,507,247
Noncumulative income	(69,109)	(445)
Allowance for doubtful accounts	294,390	382,699

ALESTRA, S. DE R.L. DE C.V. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2000 AND 2001

(Expressed in thousands of Mexican Pesos in purchasing power as of December 31, 2001)

Provisions not yet deductible and other	302,838	(337,471)

Total deferred tax assets	4,286,882	3,552,030

Deferred tax liabilities:
Property and equipment, net	998,553	972,629
Preoperating expenses, net and other assets	392,169	236,221

Total deferred tax liabilities	1,390,722	1,208,850

Net deferred tax assets	2,896,160	2,343,180
Valuation allowance	2,896,160	2,343,180

Deferred income taxes	Ps —	Ps —

For financial statement purposes, based on the weight of available evidence as of the balance sheet dates, valuation allowances were recognized for the amount of the net deferred tax assets as of December 31, 2001 and 2002, that more likely than not will not be realized.

Cash Flows

Mexican GAAP Bulletin B-12, “Statements of Changes in Financial Position” (“Bulletin B-12”), specifies the appropriate presentation of the statements of changes in financial position. Under Bulletin B-12, the sources and uses of resources are determined based upon differences between beginning and ending financial statement balances in constant Pesos. Under U.S. GAAP, a statement of cash flows is required, which presents only cash movements and excludes non-cash items.

Presented below are statements of cash flows for the years ended December 31, 2000, 2001 and 2002 prepared, after considering the impact of U.S. GAAP adjustments. The cash flow statements below present nominal cash flows during the respective periods, adjusted to December 31, 2002 purchasing power.

	2000	2001	2002
OPERATING ACTIVITIES:
Net loss	Ps (460,388)	Ps (572,126)	Ps (1,314,528)
Adjustments to reconcile net loss to cash flows used in operating activities:
Gain from monetary position	(452,640)	(237,360)	(343,090)
Unrealized exchange loss	12,402	9,127	683,077
Depreciation and amortization	753,963	911,598	838,141
Allowance for doubtful accounts	111,883	126,772	167,780
Provision for special project charges	(90,881)	122,247	106,658
Changes in operating assets and liabilities:
Current assets	110,416	79,113	(154,558)
Current liabilities	(1,407,291)	(585,276)	238,622

Cash flows (used in) provided by operating activities	(1,422,536)	(145,905)	222,102

INVESTING ACTIVITIES:
Purchases of real estate and equipment	(539,435)	(788,695)	(231,127)
Deferred charges and other assets	(115,944)	(125,897)	17,125

ALESTRA, S. DE R.L. DE C.V. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2000 AND 2001

(Expressed in thousands of Mexican Pesos in purchasing power as of December 31, 2001)

Restricted investment	838,190	696,836	357,080

Cash flows provided by (used in) investing activities	182,811	(217,756)	143,078

FINANCING ACTIVITIES:
Payments of bank loans	—	—	(299,084)
Proceeds from bank loans	—	351,153	49,142

Cash flows provided by (used in) financing activities	—	351,153	(249,942)

Net effect of inflation on cash and cash equivalents	239,408	66,809	(214,619)

(Decrease) increase in cash and cash equivalents	(1,000,317)	54,301	(99,381)
Cash and cash equivalents, beginning of period	1,200,651	200,334	254,635

Cash and cash equivalents, end of period	Ps 200,334	Ps 254,635	Ps 155,254

Non-cash investing and financing activities:
Acquisition of equipment under capital leases and debt assumed	Ps 16,975	Ps 178,834	Ps 49,142

Interest and taxes paid:
Interest paid	Ps 873,052	Ps 755,830	Ps 23,554
Income taxes paid	4,994	4,476	3,425

Recently Issued Accounting Standards

In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations”, and No. 142, “Goodwill and Other Intangible Assets.” SFAS No.141 supercedes APB opinion No. 16, “Business Combinations” and amends or supercedes a number of related interpretations of APB 16. SFAS No. 141 eliminates the pooling of interests method of accounting for business combinations, and changes the criteria to recognize intangible assets apart from goodwill. SFAS No. 142 supercedes APB opinion No. 17, “Intangible Assets”. Under SFAS No. 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually, or more frequently if impairment indicators arise, for impairment. The adoption of the statement did not have a material impact on the Company’s financial statements.

The FASB also recently issued FASB Statement No. 143 (SFAS 143), Accounting for Obligations Associated with the Retirement of Long-Lived Assets. The objectives of SFAS 143 are to establish accounting standards for the recognition and measurement of tangible long-lived asset retirement obligation and its associated asset retirement cost. SFAS 143 is effective for fiscal years beginning after June 30, 2002. Management does not believe the adoption of the provisions of SFAS 143 will have a material impact on Alestra’s results of operations and financial position.

In 2001, the FASB also issued FASB Statement No. 144 (SFAS 144), Accounting for the Impairment of Long-Lived Assets which supercedes FASB Statement No. 121 (SFAS 121), Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of, and APB No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS 144 provides new guidance on (1) the recognition of impairment losses on long-lived assets to be held and used or to be disposed of and (2) how the results of a discontinued operation are to be measured and presented. It also broadens the definition of what constitutes a discontinued operation. It is effective for fiscal years beginning after December 15, 2001. The adoption of the statement did not have a material impact on the Company’s financial statements.

In April 2002, FASB issued SFAS No. 145, “Rescission of SFAS Nos. 4,44, and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002”. SFAS 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, SFAS No. 44, “Accounting for Intangible Assets of Motor Carriers”, and SFAS 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements”. As a result, gains and losses from extinguishment of debt will no longer be classified as extraordinary items unless they meet the criteria of unusual or infrequent as described in Accounting Principles Boards Opinion 30, “Reporting the Results of Operations—

ALESTRA, S. DE R.L. DE C.V. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2000 AND 2001

(Expressed in thousands of Mexican Pesos in purchasing power as of December 31, 2001)

Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”. In addition, SFAS 145 amends SFAS No. 13, “Accounting for Leases”, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. Portions of SFAS 145 will apply to us in 2003.

In July 2002, FASB issued Statement No. 146 (“SFAS 146”), “Accounting for Cost Associated with Exit or Disposal Activities”. SFAS 146 addresses financial accounting and reporting for cost associated with exit or disposal activities and nullifies Emerging Issues Tax Force Issue No. 94-3 (“EITF 94-3”) “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit and Activity (Including of Certain Cost Incurred in a Restructuring)”. The principal difference between SFAS 146 and EITF 94-3 is that SFAS 146 requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred rather than at the date of an entity’s commitment to exit plan. SFAS 146 also revises the definition of exit costs and establishes that fair value is the objective for initial measurement of the liability. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. Management is currently evaluating the impact that the adoption of SFAS 146 will have on the financial statements.